Exhibit 99.4

DALLAS/FORT WORTH INTERNATIONAL AIRPORT

3200 EAST AIRFIELD DRIVE, P.O. BOX 619428

DFW AIRPORT, TEXAS 75261-9428

www.dfwairport.com

T 972 574 3200 F 972 574 5509 jfegan@dfwairport.com

JEFFREY P. FEGAN, CHIEF EXECUTIVE OFFICER

April 17, 2007

Mr. Joe Leonard

Chairman and CEO

AirTran Airways

9955 AirTran Blvd.

Orlando, FL 32827

Dear Joe:

I wanted to take a moment to help frame up and characterize the partnership that DFW and AirTran have shared over the years and to express our appreciation for your airline as a good DFW aviation partner.

AirTran this summer will fly to 3 destinations with 12 daily flights. This is a substantial increase from the level of service back in 2003 when AirTran served only Atlanta with 6 daily flights. This increase in low fare service has helped to stimulate new travel from our community and as a result has translated into increased revenues for DFW Airport. We appreciate that growth.

We are very fortunate to be served by 5 low fare carriers as well as a major hub airline. This diversity of air service options has served our airport and our community well over the years and we appreciate the partnership of all of our excellent air carriers.

We continue to believe that growth opportunities exist in the DFW market for AirTran, and we are prepared to assist where possible to help you and your team to continue to grow your DFW operation.

Sincerely,

Jeffrey P. Fegan
Chief Executive Officer

cc:	Kevin Healy, AirTran Airways